SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated May 24, 2019 between
LISTED FUNDS TRUST
and
Roundhill Financial Inc.

The Trust will pay to the Adviser, as compensation for the Adviser’s services rendered, a fee computed daily at an annual rate based on the average daily net assets of the Fund in accordance with the following fee schedule:

Fund	Rate
Roundhill Video Games ETF	0.50%
Roundhill Sports Betting & iGaming ETF	0.75%
Roundhill Ball Metaverse ETF	0.59%
Roundhill Cannabis ETF	0.75%
Roundhill IO Digital Infrastructure ETF	0.75%
Roundhill MEME ETF	0.69%
Roundhill Bitcoin Futures ETF	0.95%
Roundhill Big Tech ETF	0.29%
Roundhill Big Airlines ETF	0.29%
Roundhill Big Defense ETF	0.29%
Roundhill Bog Bank ETF	0.29%
Roundhill Big Oil ETF	0.29%
Roundhill Big Railroad ETF	0.29%

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of December 8, 2022.

LISTED FUNDS TRUST	ROUNDHILL FINANCIAL INC.

By: /s/ Kent Barnes	By: /s/ William Hershey
Name: Kent Barnes	Name: Will Hershey
Title: Secretary	Title: Chief Executive Officer

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